THERMOGENESIS REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

RANCHO CORDOVA, CA. (September 9, 2009)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products for processing and storing adult stem cells, today reported results for the fourth quarter and all of fiscal 2009.

For the quarter ended June 30, 2009, the Company reported revenues of $4.0 million. This compares with revenues of $7.2 million in the fourth quarter a year ago. As the Company indicated previously, revenues in the fourth quarter of fiscal 2009 were impacted by several factors, including delays in customer capital equipment purchases of its BioArchive® System and reduced sales of AXP™ AutoXpress™ (AXP™) bag sets due to the timing of orders from GE Healthcare. The Company expects these AXP orders will be recovered during the first two quarters of fiscal 2010.

Total disposable revenues were $2.2 million versus $4.2 million in the fourth quarter of fiscal 2008. Disposable revenues in the fourth quarter of fiscal 2009 were impacted by the factors outlined above, offset by revenues from sales of disposables for the Company’s MarrowXpress™, or MXP™, which was launched in mid-fiscal 2009.

The company reported a net loss of $3.1 million, or $0.05 per share, versus a net loss of $2.5 million, or $0.04 per share, in the same period a year ago. As the Company indicated in its press release of August 6, 2009, the loss in the fourth quarter of fiscal 2009 included a number of non-recurring costs. They totaled approximately $1.8 million, including non-cash charges of approximately $0.9 million. Non-recurring charges included $0.8 million in reserves related to the transition to an upgraded AXP device and disposable as well as write-downs of obsolete inventory and tooling at AXP bag set suppliers. Non-recurring charges in the quarter also included $0.2 million related to the release and launch of the Company’s Res-Q™60 BMC (“Res-Q”) System, and $0.6 million of excess and aged surgical wound care inventory reserved in connection with the planned divesture of the CryoSeal product line. The Company also recorded $0.2 of severance charges during the quarter.

The company ended fiscal 2009 with $15.6 million in cash and short-term investments, compared with $17.7 million at the end of the third quarter of fiscal 2009 and $25.3 million at the end of fiscal 2008.

“While we have been able to manage our ongoing operating expenses, the non-recurring costs during the quarter reflect the impact of our key strategic initiatives that are focused on both ensuring a high level of quality and expanding the market for our offerings,” said J. Melville Engle, Chief Executive Officer.

“We have continued to experience success with our quality initiatives through enhanced internal processes and increased communications with our key suppliers and customers. We also realized significant progress in our initiative to outsource the manufacturing of our devices and expect to complete this transition for our BioArchive and ThermoLine devices by the end of fiscal 2010.

“Our market expansion objectives,” he continued, “are being realized with the initial market experience for our devices to process stem cells from bone marrow for orthopedic procedures—the MXP and Res-Q, which was formally launched at the end of July. Both devices have demonstrated solid results in terms of cell recovery and ease of use. Celling Technologies, our distributor for the products, is optimistic about the near-term market expansion opportunities through both adding new centers and entering new geographies. In addition, we will be looking to expand new indications beyond orthopedics for the Res-Q, as well as adding new distributors outside the U.S.”

Engle said the Company is seeing positive trends for its cord blood devices as well. “Our larger customers are reporting encouraging collection activity and we recently added New England Cord Blood bank as an AXP customer. Given these favorable trends and the early success of our new products, we are optimistic about our opportunities in fiscal 2010 and our ability to grow revenues and reach profitability during the second half of the fiscal year. We are implementing strategies to achieve a strong performance with our existing products in existing markets and new markets, generate new product flow and capitalize on business development programs through joint ventures and corporate partnerships,” he concluded.

For all of fiscal 2009, ThermoGenesis reported revenues of $19.8 million versus revenues of $21.9 million in fiscal 2008. The Company reported a net loss of $8.6 million, or $0.15 per share, compared with a net loss of $9.2 million, or $0.16 per share, in fiscal 2008. The results for fiscal 2009 include a decline of approximately $1.0 million in interest and other income versus fiscal 2008.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5:00 PM Eastern) to review the fiscal fourth quarter financial results.

The call can be accessed by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing, “ThermoGenesis.” Mr. J. Melville Engle, Chief Executive Officer and Mr. Matthew Plavan, Executive Vice President, Chief Operating Officer and Chief Financial Officer will host the call to discuss the fourth quarter and year end results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.

To listen to the audio webcast of the call during or after the event, please visit: http://www.thermogenesis.com/investors-webcasts-and-calls.aspx.

Replay
A replay of the conference call will be available two hours after the call for the following five business days by dialing 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and entering the following account number when prompted ‘385107’.

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	June 30,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$6,655,000	$4,384,000
Short term investments	8,976,000	20,903,000
Accounts receivable, net	4,235,000	5,976,000
Inventory	5,233,000	5,131,000
Other current assets	623,000	367,000

Total current assets	25,722,000	36,761,000

Equipment, net	1,823,000	1,450,000

Other assets	110,000	71,000

	$27,655,000	$38,282,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,781,000	$4,186,000
Other current liabilities	3,057,000	2,589,000

Total current liabilities	4,838,000	6,775,000

Long-term liabilities	363,000	982,000

Stockholders’ equity	22,454,000	30,525,000

	$27,655,000	$38,282,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues	$4,023,000	$7,182,000	$19,799,000	$21,946,000

Cost of revenues	3,617,000	4,832,000	14,106,000	14,976,000

Gross profit	406,000	2,350,000	5,693,000	6,970,000

Expenses:
Selling, general and administrative	2,212,000	2,838,000	9,249,000	10,165,000

Research and development	1,306,000	2,157,000	5,222,000	7,172,000

Total operating expenses	3,518,000	4,995,000	14,471,000	17,337,000

Interest and other income, net	28,000	161,000	228,000	1,186,000

Net loss	($3,084,000)	($2,484,000)	($8,550,000)	($9,181,000)

Basic and diluted net loss per common share	($0.05)	($0.04)	($0.15)	($0.16)

Shares used in computing per share data	56,092,960	55,956,452	56,060,460	55,754,578

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net loss	($8,550,000)	($9,181,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	474,000	543,000
Stock based compensation expense	479,000	1,921,000
Accretion of discount on short-term investments	(161,000)	(918,000)
Loss on sale/retirement of equipment	—	238,000
Loss on impairment of equipment	149,000	—

Net change in operating assets and liabilities:
Accounts receivable	1,741,000	(2,750,000)
Inventories	(102,000)	(200,000)
Prepaid expenses and other current assets	(256,000)	48,000
Other assets	12,000	51,000
Accounts payable	(2,405,000)	2,112,000
Accrued payroll and related expenses	317,000	39,000
Deferred revenue	(562,000)	(633,000)
Other current liabilities	107,000	279,000

Net cash used in operating activities	(8,757,000)	(8,451,000)

Cash flows from investing activities:
Purchase of short-term investments	(25,957,000)	(44,336,000)
Maturities of investments	38,045,000	52,000,000
Capital expenditures	(1,047,000)	(514,000)
Net cash provided by investing activities	11,041,000	7,150,000

Cash flows from financing activities:
Exercise of stock options	—	266,000
Repurchase of common stock	—	(293,000)
Payments on capital lease obligations and note payable	(13,000)	(18,000)

Net cash (used in) provided by financing activities	(13,000)	(45,000)

Net increase (decrease) in cash and cash equivalents	2,271,000	(1,346,000)
Cash and cash equivalents at beginning of year	4,384,000	5,730,000

Cash and cash equivalents at end of year	$6,655,000	$4,384,000

Supplemental non-cash financing and investing information
Transfer of equipment to other assets	$51,000	—

Transfer of inventories to equipment	—	$157,000

Transfer of equipment to inventories	—	$42,000

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China, Russia/CIS and Japan, where ThermoGenesis markets through independent distributors. The MXP is used for isolating stem cells from bone marrow.

•	The Res-Q™ 60 BMC (Res-Q), a point of care system that is designed for bone marrow stem cell processing. This product was launched in July 2009.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal years 2009 and 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009 and fiscal 2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com